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Exhibit 10(t)

[LETTERHEAD OF SCIENCE APPLICATIONS INTERNATIONAL CORPORATION]

VIA FEDERAL EXPRESS

June 21, 2002

Mr Randy Walker
11A Chatsworth Road
Singapore 249766

Dear Randy:

        Should you accept the offer of employment with SAIC, a recommendation will be submitted to the Bonus Compensation Committee of the Board of Directors requesting that you be awarded 15,125 shares of SAIC's vesting Class A Common Stock.1 The award of vesting stock would be on the terms set forth in the sample Stock Restriction Agreement. When the recommendation is approved, the appropriate number of shares will be credited to your account. A Stock Restriction Agreement for the vesting shares will be forwarded to you. The value of your award may vary depending upon the Formula Price of the stock in effect when the stock is issued. Currently, the Formula Price is $33.06 per share and is scheduled to be re-evaluated on July 12, 2002. The calculation of the Formula Price is described in the Prospectus, which will be provided to you during your new employee orientation. Except for applicable state and Federal taxes, this stock will be awarded at no cost to you.

This award may be deferred in the SAIC Key Executive Non-Qualified Deferred Compensation Plan. In order to defer your vesting stock you must complete the enclosed deferral forms and return them to Bernie Theule before your first day of work.

        A recommendation will also be submitted to the Stock Option Committee of the Board of Directors requesting that you be granted a vesting option to purchase up to 50,000 shares of SAIC's Class A Common Stock. The exercise price of such option will be the Formula Price in effect on the quarterly trade date immediately following your date of hire. The option would be on the terms set forth in the sample Stock Option Agreement and pursuant to the 1999 Stock Incentive Plan, copies of which will be provided to you during your new employee orientation. When the recommendation is approved, an option agreement will be forwarded to you.

        You will also be eligible to participate in the incentive compensation plan referred to in your employment offer letter. The long-term component of your annual incentive compensation will consist of a combination of vesting stock and stock granted on option.2 Your target annual long-term bonus will be $1,750,000.00 of stock granted on option.3

Recommended option share grants are subject to approval by the Stock Option Committee of the Board of Directors.

The number of vesting shares and/or option shares granted at target will equal $1,750,000.00 divided by the Formula Price when the option and/or vesting shares are granted. Your target bonus will not be pro-rated based on the number of months that you are employed during FY03.

        In addition, a recommendation will be submitted to the Operating Committee of the Board of Directors requesting that you be given the opportunity to subscribe to purchase up to 10,000 shares of SAIC's Class A Common Stock in the Limited Market and, contingent upon such purchase, to receive a vesting option for up to 10,000 shares of SAIC's Class A Common Stock (one option for every share you purchase). When the recommendation is approved, a formal offer will be forwarded to you along with information on how to acquire the shares approximately three weeks prior to the trade date. This opportunity to subscribe to purchase SAIC Class A Common Stock would be limited to the four trade dates immediately following your date of hire. The acquisition price of the stock and the exercise price of the option will be the Formula Price in effect when you purchase the stock. The option would be on the terms set forth in the sample Stock Option Agreement and would be granted pursuant to the 1999 Stock Incentive Plan.

        The offer and sale of all securities set forth herein are subject to obtaining all necessary consents which may be required by, or any condition which may be imposed in accordance with applicable state and federal securities law or regulations. SAIC Class A Common Stock is subject to certain restrictions described in Article Fourth of SAIC's Certificate of Incorporation and any offering will be based upon SAIC's Prospectus. If you have any questions regarding the acquisition of SAIC's securities, please contact SAIC's Stock Programs Department at (800) 785-7764 in San Diego, California.

Very truly yours,

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
/s/ B.L. THEULE B.L. Theule Senior Vice President Human Resources

BT

Encl:    Key Executive Stock Deferral Plan (six parts)

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Exhibit 10(t)
[LETTERHEAD OF SCIENCE APPLICATIONS INTERNATIONAL CORPORATION]